SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KEWAUNEE SCIENTIFIC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	38-0715562
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

2700 West Front Street, Statesville, North Carolina 28677-2927

(Address of Registrant’s Principal Executive Offices)

2008 KEY EMPLOYEE STOCK OPTION PLAN

(Full Title of the Plan)

D. MICHAEL PARKER

SENIOR VICE PRESIDENT – FINANCE, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY

2700 West Front Street, Statesville, North Carolina 28677-2927

(Name and Address of Agent for Service)

(704) 873-7202

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Craig Walker

K&L Gates LLP

70 West Madison Street

Chicago, Illinois 60602

(312) 807-4321

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $2.50 per share	300,000 Shares (1) (2)	$10.645(3)	$3,193,500	$178.20

(1)	This amount reflects 300,000 shares of Common Stock which are issuable under the 2008 Key Employee Stock Option Plan (the “Plan”).
(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the 2008 Key Employee Stock Option Plan described herein.
(3)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee and based upon the average of the high and low sale prices of the Common Stock on the Nasdaq Global Market on June 23, 2009.

EXPLANATORY STATEMENT

Kewaunee Scientific Corporation (the “Company”), a Delaware corporation, is filing this registration statement for the purpose of registering 300,000 shares of its common stock, $2.50 par value per share (the “Common Stock”), which may be issued in accordance with the terms of the Company’s 2008 Key Employee Stock Option Plan approved by the Company’s stockholders on August 27, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information called for in Item I of Form S-8 is currently included in the Section 10(a) Prospectus for the Plan and is not being filed with, or included in, this Form S-8 in accordance with Rule 428 of the under the Securities Act and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will provide without charge to each person who has received a copy of any prospectus to which this Registration Statement relates, upon the written or oral request of that person, a copy of any or all the documents that have been or may be incorporated by reference into this Registration Statement, other than exhibits to those documents, unless the exhibits are incorporated by reference into those documents. Written requests for copies should be directed to the Company’s principal executive offices at 2700 West Front Street, Statesville, North Carolina 28677-2927, Attention: D. Michael Parker, Secretary. Telephone requests for copies should be directed to the Secretary of the Company at (704) 873-7202.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The Company incorporates herein by reference the following documents heretofore filed by the Company with the SEC:

(1) The Company’s Annual Report on Form 10-K for the year ended April 30, 2008;

(2) The Company’s Current Report on Form 8-K filed on July 14, 2008;

(3) The Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2008;

(4) The Company’s Current Report on Form 8-K filed on September 3, 2008;

(5) The Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2008;

(6) The Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009;

(7) The Company’s Current Report on Form 8-K filed on May 27, 2009; and

(8) The description of the Company’s Common Stock set forth under the caption “Description of Capital Stock” in the Company’s registration statement on Form 8-A, for the registration of the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments thereto.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, and before the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold, or deregistering all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of those documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified, or superseded for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes that statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees, and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees, and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

The Company’s Restated Certificate of Incorporation provides for indemnification of the Company’s officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Company has obtained directors and officers insurance covering its executive officers and directors.

Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

The exhibits to this registration statement are listed in the Exhibit Index which appears elsewhere herein and are hereby incorporated by reference.

Item 9. Undertakings

1. The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Statesville, State of North Carolina, on June 25, 2009.

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ William A. Shumaker
William A. Shumaker President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William A. Shumaker William A. Shumaker	Director, President and Chief Executive Officer (Principal Executive Officer)	June 25, 2009

/s/ D. Michael Parker D. Michael Parker	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	June 25, 2009

/s/ Wiley N. Caldwell Wiley N. Caldwell	Director	June 25, 2009

/s/ Silas Keehn Silas Keehn	Director	June 25, 2009

/s/ David S. Rhind David S. Rhind	Director	June 25, 2009

/s/ Margaret B. Pyle Margaret B. Pyle	Director	June 25, 2009

/s/ Eli Manchester Eli Manchester	Director	June 25, 2009

/s/ John C. Campbell John C. Campbell	Director	June 25, 2009

/s/ James T. Rhind James T. Rhind	Director	June 25, 2009

/s/ Patrick L. McCrory Patrick L. McCrory	Director	June 25, 2009

KEWAUNEE SCIENTIFIC CORPORATION

Exhibit Index

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1985).

4.2	By-Laws of the Company (as amended as of May 27, 2009) (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed on May 27, 2009).

5.1	Opinion of K&L Gates LLP (including consent).

23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).

23.2	Consent of Cherry, Bekaert & Holland, L.L.P. with respect to the audited financial statements of the Company.